EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996, 333-106994, 333-128937, 333-139878, 333-144258, 333-145893, 333-147242, 333-147585, 333-148573, 333-149264, 333-150793, 333-152362, 333-160279, 333-160280, 333-161373, 333-170842, 333-183063, 333-183064, 333-191101, 333-191103, 333-199307, 333-199308 and 333-203318) of Alere Inc. of our report dated March 5, 2015, except for the effects of the restatement and revision discussed in Note 2 to the consolidated financial statements, as to which the date is May 28, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 2 on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 28, 2015